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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                         -----------------------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):  February 27, 2001


                               ITC/\DELTACOM, INC.
               -------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                               0-23253                    58-2301135
(State or Other Jurisdiction of        (Commission File Number)         (IRS Employer
     of Incorporation)                                                Identification No.)
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         1791 O.G. Skinner Drive
           West Point, Georgia                      31833
(Address of Principal Executive Offices)          (ZIP Code)



Registrant's telephone number, including area code:  (706) 385-8000


                                 Not applicable
               -------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

       On February 27, 2001, ITC/\DeltaCom, Inc. (the "Company") announced that it had secured a commitment for $150 million in equity financing in a definitive investment agreement signed with ITC Holding Company, Inc., a Delaware corporation ("ITC Holding Company"). The text of the investment agreement and other documents relating to the proposed equity financing are filed as Exhibits
10.1, 10.2, 10.3 and 10.4 to this Current Report and are incorporated by reference into this Item 5.

       Summary of Investment Transaction. The investment agreement provides that, upon the terms and conditions set forth in the investment agreement, ITC
Holding Company will purchase in a series of closings for a total purchase price of up to $150 million:

       . up to 150,000 shares of the Company's newly authorized Series B cumulative convertible preferred stock in multiple series (the
          "Series B preferred stock") at a purchase price of $1,000 per share; and

       . warrants to purchase shares of the Company's common stock (the "common stock") having a total exercise price of up to $45 million (the
          "warrants").

          The Company will issue the warrants for no additional consideration on each closing date it issues Series B preferred stock. The total exercise price of the warrants the Company issues on each closing date will equal 30% of the total purchase price of the Series B preferred stock issued on that date.

          The Company will issue and sell the Series B preferred stock and the warrants under the investment agreement in:

      . the initial closing, which is expected to take place in the second quarter of 2001 following satisfaction of the closing conditions; and

      . several draw down closings, which may take place during a one-year period following the initial closing (the "commitment period") if the Company exercises its right to sell additional Series B preferred stock and warrants.

         At the initial closing, ITC Holding Company will be obligated to purchase, for a total purchase price of $30 million, 30,000 shares of Series B preferred stock and warrants having a total exercise price of $9 million. ITC
Holding Company has agreed to purchase during a commitment period up to an additional 120,000 shares of Series B preferred stock and warrants with a total exercise price of up to $36 million if the Company elects to sell these additional securities. Draw down closings may occur from time to time during the

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commitment period for a minimum preferred stock investment of $10 million and a maximum preferred stock investment of $30 million at each draw down closing. ITC
Holding Company may assign all or any portion of its $150 million purchase commitment to other investors meeting specified requirements. The amount of ITC
Holding Company's purchase commitment will be reduced by the amount of proceeds raised from sales to other investors and sales of other securities.

          Closings under the investment agreement will be subject to approval by the Company's stockholders, waivers under or amendments to the Company's senior credit agreements and public senior note indentures, regulatory approvals and other customary closing conditions.

          Terms of Series B Preferred Stock. The holders of the Series B preferred stock will be entitled to receive cumulative dividends at the annual rate of 8% per share on the $1,000 liquidation preference per share of Series B preferred stock plus the amount of any accrued and unpaid dividends for past dividend periods. The Company may pay dividends to the holders of Series B preferred stock at its option in cash, in shares of Series B preferred stock, or in a combination of cash and shares of Series B preferred stock. The Company's ability to pay cash dividends is currently restricted by the terms of agreements governing some of the Company's outstanding indebtedness. As a result, for so long as these restrictions remain in effect, the Company expects to pay any dividends on the Series B preferred stock in shares of Series B preferred stock.
Each share of Series B preferred stock issued as such a payment-in-kind dividend will be valued at $1,000 solely for the purpose of computing the dividend amount.

          Each share of Series B preferred stock will be convertible in whole or in part at any time after it is issued, at the option of the holder, into common stock. The initial conversion price per share of common stock of the series of Series B preferred stock that will be issued and sold at the initial closing will be equal to the lower of:

      . $8.74, which equals the sum of (x) the average of the market prices of the common stock for the 20 consecutive trading days ending on February 26, 2001 plus (y) 15% of that amount; and

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       .  the sum of (a) the average of the market prices of the common stock for the 20 consecutive trading days ending on the business day immediately before the initial closing date plus (b) 15% of that amount.

       The initial conversion price per share of common stock of each series of Series B preferred stock that will be issued and sold on any draw down closing date will be equal to the lower of:

       . the initial conversion price of the Series B preferred stock issued and sold at the initial closing; and

       . the sum of (x) the average of the daily market prices of the common stock for the 20 consecutive trading days ending on the business day immediately before such date plus (y) 15% of that amount.

The initial conversion price of each share of Series B preferred stock will be subject to antidilution adjustments.

       On and after the fifth anniversary of the date any series of Series B preferred stock is sold under the investment agreement, the Company will have the right, at its option, to redeem the shares of such series in whole or in part. On the tenth anniversary of the date any series of Series B preferred stock is sold under the investment agreement, the Company will be required to redeem all outstanding shares of such series. The redemption price per share of Series B preferred stock will be equal to the liquidation preference of $1,000 per share plus the amount of any accrued and unpaid dividends as of the date fixed for redemption, without interest.

       The holders of Series B preferred stock generally will be entitled to vote on an as-converted basis with the holders of the common stock as a single class on all matters presented for a vote to the holders of the common stock. In certain circumstances, holders of the Series B preferred stock other than ITC
Holding Company will have the right to designate up to two directors for nomination for election to the Company's Board of Directors. If the Board nomination rights are exercised, the holders of the Series B preferred stock will have the right, voting separately as a class, to elect up to two directors to the Board.

       Terms of Warrants. The warrants will be exercisable for common stock at any time and from time to time for a period of seven years from the date of issuance.

       The initial exercise price per share of common stock of each warrant issued and sold on any closing date will equal the initial conversion price of the
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Series B preferred stock issued and sold on such closing date. The exercise price of the warrants will be subject to the same antidilution adjustments as the conversion price of the Series B preferred stock.

       The warrants and the Series B preferred stock issued on any closing date will not be separately transferable until the first anniversary of such closing date.

       Registration Rights. Under a registration rights agreement which will be executed at the initial closing, the Company will be obligated to register under the Securities Act the resale in the public market, by the purchasers under the investment agreement and their transferees, of the Series B preferred stock and warrants sold under the investment agreement, the Series B preferred stock paid as dividends on other Series B preferred stock, and the common stock issued or issuable upon the conversion or exercise of those securities .

       The foregoing information does not purport to be complete and is qualified in its entirety by reference to the exhibits to this Current Report.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits.

              10.1 Investment Agreement, dated as of February 27, 2001, between ITC/\DeltaCom, Inc. and ITC Holding Company, Inc.

              10.2  Form of Certificate of Designation of the Powers,
                    Preferences and Relative, Participating, Optional and Other
                    Special Rights of Series B-__ Cumulative Convertible
                    Preferred Stock and Qualifications, Limitations and
                    Restrictions Thereof.

              10.3  Form of Common Stock Purchase Warrant.

              10.4  Form of Registration Rights Agreement among ITC/\DeltaCom,
                    Inc., ITC Holding Company, Inc. and the other Holders from time to time thereunder.

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                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ITC/\DELTACOM, INC.

                                     /s/ J. Thomas Mullis
Date:  March 23, 2001                --------------------------------------
                                     J. Thomas Mullis
                                     Senior Vice President, General Counsel
                                       and Secretary

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